CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

3.0994% Medium-Term Notes, Series D Due September 28, 2027	¥9,000,000,000	$2416.90
(1)	Excludes accrued interest, if any.

(2)	A filing fee of $2416.90, calculated in accordance with Rule 457(r),and based on an exchange rate of 114.32 Japanese yen per U.S. dollar as of September 25, 2007, has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

Filed pursuant to Rule 424(b)(3)
	Registration No.	333-132469
Pricing Supplement No. 17, dated September 28, 2007, to the Prospectus, dated March 16, 2006, and the Prospectus Supplement, dated March 16, 2006		333-132469-01 333-132469-02

¥9,000,000,000

PRUDENTIAL FINANCIAL, INC.

3.0994% MEDIUM-TERM NOTES, SERIES D

DUE SEPTEMBER 28, 2027

The note being purchased has the following terms:

UNDERWRITERS AND PRINCIPAL AMOUNT:

Prudential Investment Management Services LLC	¥9,000,000,000

TOTAL	¥9,000,000,000

STATED MATURITY: September 28, 2027

SPECIFIED CURRENCY: Japanese yen

principal: Japanese yen

interest Japanese yen

exchange rate agent: Prudential Global Funding LLC

ORIGINAL ISSUE DATE: September 28, 2007

ORIGINAL ISSUE PRICE: 100%

UNDERWRITERS COMMISSION: Not applicable

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 100% or ¥9,000,000,000

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QBA2

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: Yes

Annual Rate: 3.0994%

REPORTS AND EVENTS OF DEFAULT:

The indenture, to the extent relating to the notes offered hereunder, certain notes previously issued under the indenture and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial, Inc., or Prudential Financial, may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, will be filed with the trustee within 15 days after Prudential Financial has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial’s obligations under the notes offered hereunder will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For certain other outstanding series of notes of Prudential Financial, acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial’s failure to file documents or reports with the trustee.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Use of Proceeds

We intend to use the net proceeds from the sale of the notes for the purposes of making loans to our affiliates and for other general corporate purposes.

Supplemental Plan of Distribution

Prudential Investment Management Services LLC is an affiliate of Prudential Financial within the meaning of Rule 2720(b)(1) of the Conduct Rules of the National Association of Securities Dealers, Inc., or NASD. Rule 2720 of the Conduct Rules of the NASD imposes certain requirements when a NASD member, such as Prudential Investment Management Services LLC, distributes an affiliated company’s securities. Prudential Investment Management LLC has advised Prudential Financial that this offering will comply with the applicable requirements of Rule 2720. Prudential Investment Management Services LLC will not confirm initial sales to accounts over which it exercises discretionary authority without the prior written approval of the customer.

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $59,722.

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

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